Exhibit 99.1

BTCS Announces Key Dates and Additional Information Regarding its Series V Distribution

Silver Spring, MD (Globe Newswire – February 2, 2023) BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology-focused company, is announcing key dates and releasing the following information for shareholders relating to the recently announced distribution of its newly created Series V Convertible Preferred stock (“Voucher” or “Series V”).

“I am pleased to announce that the special committee created by BTCS’s board has set the Series V record and payment dates,” said BTCS CEO Charles Allen. “We believe the Voucher represents an important step toward protecting our investors. With blockchain technology and instant settlement, intermediaries could be eliminated, thus reducing potential share imbalances and the risks and costs associated with traditional T+2 settlements. This move represents our commitment to innovation and delivering superior value to our investors.”

Each Voucher, once moved to our transfer agent, is intended to be convertible directly into one share of common stock listed on a security exchange that utilizes blockchain technology. We have applied and are working through the application process to have our shares listed on Upstream.

BTCS believes exchanges built on blockchain technology should enable transparent public orderbooks, eliminate failure to delivers, provide access to a global digital-first investor base, and enable direct to investor communications, distributions, and dividends.

Distribution: Entitled common stockholder will receive Series V shares on a 1:1 basis

Record Date: March 27, 2023

Payment Date: April 14, 2023

Ex-Date: Will be set by NASDAQ once DTC eligibility is confirmed

Transfer Agent: Equity Stock Transfer

Series V Description

The Series V has no voting rights, no rights to dividends, is redeemable by the Company after one year from issuance, and is not eligible for conversion after December 31, 2024.

The foregoing information is a summary of the Series V and related disclosures, is not complete, and is qualified in its entirety by reference to the full text of the Series V Certificate of Designation (“COD”) and risk factors included on a Form 8-K filed with the Securities and Exchange Commission on January 31, 2023. Readers should review the Series V and related risk factors for a complete understanding of the terms and conditions associated with the potential distribution. Further, the distribution is contingent on the Company obtaining a DTC eligible CUSIP among other things. Shareholders are encouraged to consult with their financial advisor to understand the terms of the Voucher and its potential impact on their investment in BTCS.

Investor Notice

While the Voucher is not deemed a “sale” under the Securities Act of 1933 and the Company does not believe it is a “sale” under states securities laws, investors should consider the following disclaimer:

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Voucher and no offer, solicitation or sale of the Voucher shall be made in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Offers, solicitations and sales of the Voucher will be made only by means of a prospectus supplement and the accompanying prospectus, forming a part of an effective registration statement or under an applicable exemption from registration. Investors should note that the Company does not plan to list the Voucher for trading on any exchange.

About BTCS:

BTCS Inc. is a Nasdaq listed company operating in the blockchain technology space since 2014 and is one of the first U.S. publicly traded companies with a primary focus on blockchain infrastructure and staking. BTCS secures and operates validator nodes on disruptive next-generation blockchain networks that power Web 3, earning native token rewards by staking our proof-of-stake digital assets. “StakeSeeker” is BTCS’ newly introduced proprietary Cryptocurrency Dashboard and Staking-as-a-Service platform, developed to empower users to better understand and grow their crypto holdings with innovative portfolio analytics and a non-custodial process to earn staking rewards on digital asset holdings. Users can easily link and monitor their cryptocurrency portfolios across exchanges, wallets, validator nodes, and other sources; and have access to a suite of data analytic tools such as performance and reward tracking. StakeSeeker’s Staking Hub allows users to earn rewards by participating in network consensus mechanisms by staking and delegating their cryptocurrencies to company-operated validator nodes for a growing number of supported blockchains. As a non-custodial validator operator, BTCS will receive a percentage of token holders staking rewards generated as a validator node fee, creating the potential opportunity for a highly scalable business with limited additional costs. For more information visit: www.btcs.com.

Forward-Looking Statements:

Certain statements in this press release, constitute “forward-looking statements” within the meaning of the federal securities laws including statements regarding the potential distribution of the Vouchers including its timing, terms and the exchange on which the common stock into which the Voucher would be convertible will be listed for trading, as well as the perceived and anticipated benefits to shareholders and the financial markets in general of the Vouchers and blockchain technology. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, the possibility that the Company does not proceed with the Voucher distribution due to administrative, regulatory or other challenges, including failure to obtain a DTC eligible CUSIP number, the Company’s broad discretion with respect to the Vouchers, possible trading volatility, pricing discrepancies or other negative characteristics of the exchange selected for trading of the common stock into which the Voucher would be convertible, dilution for Voucher holders who do not make a conversion election before the Voucher is redeemed, future regulatory issues, market or economic downturns or other adverse developments with respect to our business and the digital assets on which it depends, as well as risks set forth in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2021 and the Form 8-K on January 31, 2023. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

ir@btcs.com

Public Relations:

Mercy Chikowore

m.chikowore@btcs.com